Exhibit 3.1

THE RMR GROUP INC.

ARTICLES OF AMENDMENT

The RMR Group Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 5.02(a) of Article V of the Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby deleted in its entirety and replaced with the following:

“Section 5.02        Authorized Stock.

(a)        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 47,600,000, consisting of (i) 31,600,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (ii) 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share (the “Class B-1 Common Stock”), and (iii) 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share (the “Class B-2 Common Stock,” and collectively with the Class A Common Stock and the Class B-1 Common Stock, the “Common Stock”).”

SECOND:  These Articles of Amendment to the Charter of the Corporation were duly adopted as of the date hereof, by the unanimous written consent of the board of directors of the Corporation, pursuant to Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland.  Pursuant to Section 2-105(a)(13) of the Corporations and Associations Article of the Annotated Code of Maryland, no stockholder approval was required.

THIRD:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 47,000,000, consisting of (i) 31,000,000 shares of Class A Common Stock, par value $0.001 per share, (ii) 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share, and (iii) 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share, having an aggregate par value of $47,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to this amendment is 47,600,000, consisting of (i) 31,600,000 shares of Class A Common Stock, par value $0.001 per share, (ii) 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share, and (iii) 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share, having an aggregate par value of $47,600.

FIFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Managing Director, President and Chief Executive Officer and attested to by its Secretary on this 9th day of March, 2016.

ATTEST:	THE RMR GROUP INC.

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, Managing Director,
President and Chief Executive Officer